FORM 3
           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange
     Act of 1934, Section 17(a) of the Public Utility Holding
     Company Act of 1935 or Section 30(f) of the Investment
     Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Cook    Lindsay     (none)
    (Last)    (First)     (Middle)

    c/o Stein Roe Floating Rate Income Fund
    One South Wacker Drive, Suite 3200
             (Street)

    Chicago       IL        60606
    (City)      (State)     (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

    11/20/98
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3.  IRS or Social Security Number of Reporting Person   (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

    Stein Roe Floating Rate Income Fund
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5.  Relationship of Reporting Person(s) to Issuer
          (Check all applicable)
    __ Director         __10% Owner
    __ Officer (give    X   Other (specify below)
       title below)

    Trustee
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6.  If Amendment, Date of Original (Month/Day/Year)

    10/2/98
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    X  Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
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          Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security  2. Amount of Securities  3. Ownership        4. Nature of Indirect
   (Instr. 4)            Beneficially Owned       Form: Direct        Beneficial Owner-
                         (Instr. 4)               (D) or Indirect     ship
                                                  (I)   (Instr. 5)    (Instr. 5)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).
                                                            (Over)
                                                   SEC 1473 (7-96)

<PAGE 2>

FORM 3 (continued)

       Table II - Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative  2. Date Exer-    3. Title and Amount  4. Conver-    5. Owner-   6. Nature
   Security (Instr. 4)     cisable and      of Securities        sion or       ship        of
                           Expiration       Underlying Deriv-    Exercise      Form of     Indirect
                           Date (Month/     ative Security       Price of      Deriv-      Beneficial
                           (Day/Year)       (Instr. 4)           Derivative    ative       Ownership
                        ---------------   -----------------      Security      Security:   (Instr. 5)
                        Date    Expira-          Amount or                     Direct (D)
                        Exer-   tion             Number                        or In-
                        cisable Date             of                            direct (I)
                                         Title   Shares                        (Instr. 5)
----------------------  ------- -------  -----   ----------   -------------  ------------  ----------
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

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                       HEIDI J. WALTER               11/24/98
                **Signature of Reporting Person        Date
                        Attorney in fact

                                                            Page 2
                                                   SEC 1473 (7-96)